EXHIBIT 10(e)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

MISSISSIPPI POWER COMPANY

The following are the annual base salaries, effective March 1, 2014 unless otherwise noted, of the Chief Executive Officer and Chief Financial Officer of Mississippi Power Company and certain other executive officers of Mississippi Power Company who served during 2013.

G. Edison Holland, Jr. President and Chief Executive Officer	$665,176
Edward Day, VI* President and Chief Executive Officer	$418,454
Moses Feagin Vice President, Treasurer and Chief Financial Officer	$252,668
John W. Atherton Vice President	$258,975
Jeff G. Franklin Vice President	$256,531
John C. Huggins Vice President	$212,513

*Retired May 20, 2013. Salary shown was Mr. Day’s salary effective March 1, 2013.